CONFIDENTIAL TREATMENT REQUESTED BY NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED. THIS EXHIBIT HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH “*” AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 4.57

Huainan Ninetowns Suitable Estate Co., Ltd.

(“Target Company”)

And

Zhongcheng Trust Co., Ltd.

(“Increased Capital Provider”)

And

Beijing Ninetowns Ports Software and Technology Co., Ltd.

(“Target Company Shareholder”)

Capital Increase Agreement

Capital Increase Agreement

No.: 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Increase No. 01

This Agreement is made and entered into in Dongcheng District, Beijing as of June 28, 2011 by and among the parties below:

Party A: Huainan Ninetowns Suitable Estate Co., Ltd.
Address: Nanshan New District, Huainan City, Anhui Province		Postal code:
Legal representative: Wu Jianhui
Tel.: 13399540733	Fax:

Party B: Zhongcheng Trust Co., Ltd.
Address: No.2 Anwai Street, Dongcheng District, Beijing		Postal code: 100013
Legal representative: Deng Hongguo
Tel.: 010-84267000	Fax: 010-84267100

Party C: Beijing Ninetowns Ports Software and Technology Co., Ltd.
Address: Fengtai District, Beijing	Postal code:
Legal representative: Wang Shuang

Tel.: 01065899294	Fax: 01065899966

WHEREAS,

1. Party A now has a registered capital of RMB10 million, all of which is contributed by Party C;

2. Party B and Party C plan to increase Party A’s registered capital to RMB100 million and agree that Party B makes capital increase to Party A in the form of trust capital, subject to compliance with the terms and conditions as set forth herein.

3. The Parties agree to change Party A into a company jointly invested by the Parties pursuant to this Agreement and the provisions herein.

NOW, THEREFORE, the Parties hereby enter into this Agreement in respect of the foregoing matter after friendly negotiations, in accordance with the Company Law of the People’s Republic of China and related laws and regulations.

Article 1 Capital Increase

1.1 Subject to the terms and conditions herein, the Parties agree that Party B makes capital increase to Party A with a trust capital of RMB150 million, in which RMB90 million is used to increase Party A’s registered capital and the remaining portion is recorded into Party A’s capital reserve. After Party B’s capital increase to Party A, Party A’s registered capital and equity structure are as follows:

Shareholder	Registered capital (RMB10k)	Shareholding percentage
Party B	9,000	90%
Party C	1,000	10%

Total	10,000	100%

1.2 Party B’s trust capital of RMB150 million for making capital increase to Party A will be paid to the account designated by Party A within five working days after all the following conditions are fulfilled and Party A will complete the capital verification procedures.

(1) This Agreement has entered into force;

(2) 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Plan has been established.

In which, RMB 90 million is to be paid to the capital verification account opened by Party A. Account details are as follows:

Account holder: Huainan Ninetowns Suitable Estate Co., Ltd.

Bank of deposit: **********

Account No.: **********

Remaining RMB60 million is to be paid to the basic account opened by Party A. Account details are as follows:

Account holder: Huainan Ninetowns Suitable Estate Co., Ltd.

Bank of deposit: **********

Account No.: **********

Article 2 Capital Contribution Certificate

After Party A completes industrial and commercial change registration procedures, Party B shall have the right to demand Party A to timely issue a capital contribution certificate. The certificate shall bear the common seal of Party A and indicate the following:

(1) Company’s name;

(2) Company’s registration date;

(3) Company’s registered capital

(4) Shareholder’s name, amount and date of capital contribution;

(5) Number and issuing date of capital contribution certificate.

Article 3 Equity Transfer and No Creation of Security

3.1 Without Party B’s consent, Party C shall not transfer all or part of its equity in Party A to any third party and any equity transfer made by Party C in violation of this Article shall be invalid. Within 21 months after Party B’s capital increase, if Party B transfers all or part of its equity to any third party, it shall notify Party C 30 days in advance, and under the same conditions, Party C shall have the right of first refusal.

3.2 Without Party B’s written consent, Party C shall not have all or part of its equity in Party A pledged or created with any other form of security and encumbrance. Any equity pledge made by Party C in violation of this Article shall be invalid.

3.3 As from the signing date of this Agreement, without Party B’s written consent, Party C shall not do any act that will or is likely to result in any claim by any third person against the equity held by Party C in Party A.

Article 4 Company Change Registration

4.1 Within 5 working days following the fulfillment of the conditions under Article 1.2 hereof, the Parties shall cooperate to amend Party A’s Articles of Association and within 10 working days after Party B transfers the amount of capital increase pursuant to the provisions of this Agreement, complete the industrial and commercial change registration procedures concerning Party A’s shareholders. The contents of amended Party A’s Articles of Association are fully consistent with those of Annex 1 “Form of Articles of Association of Huainan Ninetowns Suitable Estate Co., Ltd.”

4.2 The Parties agree to designate Party A as their agent to apply for company change registration with the company registration authority. The agent shall guarantee the truthfulness, validity and legality of the documents and certificates submitted to the company registration authority and bear the corresponding liability.

Article 5 Company Organization Structure

5.1 Party A’s authority is board of shareholders, which consists of Party B and Party C. Board of shareholders exercises its powers and decides upon company’s major matters in accordance with the Company Law and Party A’s Articles of Association. The convening procedures of the meeting of the board of shareholders, form of meeting, rules of procedure, etc are as set forth in company’s Articles of Association.

5.2 Party A has its board of directors, which is composed of 5 members. Board members are elected by board of shareholders. Members are nominated by Party A’s shareholders. Party B has the right to nominate 3 members and Party C has the right to nominate 2 members. The matters to be resolved by the board of directors must be subject to the unanimous consent of all the directors. The convening procedures of board meetings, form of meeting, etc are as set forth in Party A’s Articles of Association.

5.3 Party A has no supervisory committee and only has one supervisor, who is elected by board of shareholders. The supervisor is nominated by Party C.

5.4 Party A has one general manager, who is appointed by the board of directors. General manager exercises his functions and powers according to Party A’s Articles of Association and the authorization of the board of directors.

5.5 Party A has one chief financial officer, who is appointed by Party B and responsible for Party A’s fund utilization and financial supervision. All the seals of Party A, including common seal, financial seal and contract seal are put under the custody of the chief financial officer appointed by Party B and the person designated by Party A. The use of all the said company seals shall be subject to the signing by the chief financial officer appointed by Party B. The originals of the important certificates and licenses of Party A, including business license, organization code certificate, tax registration certificate, account opening permit, etc shall be put under the custody of the chief financial officer appointed by Party B and the person designated by Party A. The use of the originals of the said certificates and licenses and their copies shall be subject to the signing by the chief financial officer appointed by Party B.

Article 6 Rights and Obligations of the Parties

6.1 During Party A’s capital increase, the Parties shall have the right to know the progress of capital increase work at any time. When Party A performs the obligations hereunder, Party A shall timely inform the other Parties of the progress of matters and problems so as to make adjustments and arrangements on Party A’s capital increase at any time.

6.2 Party B and Party C shall timely enter into all the legal documents required for Party A’s capital increase and the matters provided herein and provide the certificates, statements and all other documents required to handle the foregoing matters.

6.3 Party B shall make its capital contribution to Party A on time and in full pursuant to the provisions of this Agreement. Upon completion of Party A’s capital increase, neither party may withdraw its capital contribution.

Article 7 Assumption of Expenses

7.1 Upon completion of Party A’s capital increase, the expenses incurred in connection with Party A’s capital increase shall be borne by Party A after verification by the Parties.

7.2 If Party A fails to complete capital increase for whatever reason, then the expenses incurred in connection with Party A’s capital increase shall be borne by Party C after verification by the Parties.

Article 8 Finance and Accounting

8.1 Party A shall establish the company’s financial and accounting system in accordance with laws, administrative regulations as well as the regulations of the department in charge of finance under the State Council. At the end of each fiscal year, the company shall prepare financial and accounting report and conduct financial audit in accordance with law.

8.2 When Party A distributes current year’s after-tax profits, it shall allot ten percent of profits as company’s statutory reserve. When total statutory reserve exceeds fifty percent of company’s registered capital, no further allotment may be made.

8.3 If Party A’s statutory reserve cannot cover the losses of previous years, current year’s profits shall be first used to make up losses before statutory reserve is allotted pursuant to the provisions of the foregoing article.

8.4 If Party A’s board of shareholders or board of directors violates the provisions to distribute profits to the shareholders before the company makes up losses and allots statutory reserve, the shareholders shall refund the profits distributed in violation of the provisions to the company.

8.5 Party A shall provide the engaged accounting firm with the true and complete accounting vouchers, accounting books, financial and accounting report as well as other accounting materials and shall not refuse to do so, make concealment or give false information.

8.6 Except statutory accounting books, Party A shall not set up other accounting books. Party A shall not open accounts to store company’s assets in the name of any individual.

8.7 When Party A applies to the bank for project development loan, it shall notify Party B in advance. Party B shall have the right to participate in (including, but not limited to) plan preparation, negotiation, contract signing, etc and to put forth advices or opinions. The application plan for development loan shall be subject to the consent of the board of shareholders.

Article 9 Other Matters Agreed by the Parties

9.1 After Party A completes the industrial and commercial change registration procedures concerning shareholders pursuant to the provisions of Article 4.1, Party B, as Party A’s controlling shareholder, shall have the right to demand Party A to complete (including, but not limited to) the following work within 20 working days in the capacity of the shareholder of Huainan Huacheng Property Co., Ltd. (“Huainan Huacheng”):

(1) Increase Huainan Huacheng’s registered capital from RMB8 million to RMB20 million and at the same time, deliver RMB138 million to Huainan Huacheng, which is recorded into the capital reserve of Huainan Huacheng;

(2) Amend Huainan Huacheng’s Articles of Association and urge Huainan Huacheng to complete industrial and commercial change registration procedures:

(2.1) Huainan Huacheng has its board of directors, which is composed of 5 members. Party B has the right to nominate 3 members and Party C has the right to nominate 2 members. The matters to be resolved by the board of directors, including, but not limited to, deciding upon company’s outside investment, outside borrowings, providing guarantee for outside party, asset restructuring, asset disposal, project sales pricing, etc, must be subject to the unanimous consent of all the directors. The convening procedures of board meetings, form of meeting, etc are as set forth in the Articles of Association.

(2.2) Huainan Huacheng has no supervisory committee and only has one supervisor, who is nominated by Party C.

(2.3) Huainan Huacheng has one general manager, who is appointed by the board of directors. General manager exercises his functions and powers according to the Articles of Association and the authorization of the board of directors.

(2.4) Huainan Huacheng has one chief financial officer, who is appointed by Party B and responsible for fund utilization and financial supervision. All the seals of the Company, including common seal, financial seal and contract seal are put under the custody of the chief financial officer appointed by Party B and the person designated by Huainan Huacheng. The use of all the said company seals shall be subject to the signing by the chief financial officer appointed by Party B. The originals of the important certificates and licenses of the Company, including business license, organization code certificate, tax registration certificate, account opening permit, etc shall be put under the custody of the chief financial officer appointed by Party B and the person designated by Huainan Huacheng. The use of the originals of the said certificates and licenses and their copies shall be subject to the signing by the chief financial officer appointed by Party B.

(3) Within 30 days following the completion of Party A’s capital increase to Huainan Huacheng, provide Party B with a pledge guarantee for the repayment by Huainan Huacheng of RMB160 million owed to Party B with Party A’s 100% equity in Huainan Huacheng and complete pledge registration procedures.

(4) Party A shall ensure that Huainan Huacheng completes the relocation work of the land of the “Internet of Things” town project in Shannan New District, Huainan City before October 31, 2011 and obtains the Sales Permit of this project before December 31, 2012. If either of the foregoing two matters is not fulfilled on time, Huainan Huacheng shall pay Party B a penalty at a rate of 0.1% of the amount of capital increase per delayed day and Party A and Party C shall bear the joint responsibility for the payment by Huainan Huacheng of such penalty.

9.2 Party A, as the shareholder of Huainan Huacheng, shall guarantee that within 30 days after obtaining the State-owned Land Use Permit of the 141,082 square meters of land for the “Internet of Things” town project in Shannan New District, Huainan City, Huainan Huacheng will provide Party B with a mortgage guarantee for the repayment by Huainan Huacheng of RMB160 million debts owed to Party B with the said land use right and complete mortgage registration procedures.

Article 10 Defaulting Liability

10.1 If Party A fails to complete the work under Article 4.1, Article 9.1 and Article 9.2 within the agreed time, Party A shall pay a penalty to Party B at a daily rate of RMB100,000 and if the delay lasts for more than 15 days, Party B shall have the right to unilaterally terminate this Agreement and demand Party A to refund all the funds of

Party B for capital increase (RMB150 million). Party A shall also pay Party B a penalty equal to 25% of the amount of capital increase in lump sum. Party C shall bear the joint responsibility in respect of this payment obligation of Party A.

10.2 If Party A or Party C breaches its representations and warranties, it shall pay Party B a penalty equal to 25% of the amount of capital increase hereunder and compensate the losses suffered by Party B. Party A and Party C shall bear the joint responsibility to each other.

Article 11 Representations and Warranties

Party A, Party B and Party C, as the parties hereto, hereby represent and warrant that:

11.1 Party A, Party B and Party C are the independent legal entities with the full capacity of civil conduct and have the legal right or authority to enter into this Agreement.

11.2 The documents, materials, etc provided by Party A and Party C to Party B are true, accurate and effective.

11.3 Party A and Party C warrant to Party B that as of the signing date of this Agreement, Party A has no debts other than those owed to Party B.

11.4 Party A and Party C warrant to Party B that the capital contribution by Party C to Party A is fully true and there will be no withdrawal of contribution.

Article 12 Confidentiality

12.1 The Parties hereto warrant to keep in confidence the documents and materials (including trade secrets, company plans, operating activities, financial information, technical information, operation information and other business secrets) of the other Parties that are known by them during the negotiation, execution and performance of this Agreement and cannot be obtained from public channels. Without the consent of the provider, the other Parties shall not disclose all or part of these business secrets to any third party, except as otherwise provided by laws and regulations. Regardless of the completion of capital increase, the Parties shall be held liable for the confidentiality obligations under this Article until the confidential contents under this Article are made publicly available.

12.2 The confidentiality obligations under Article 12.1 shall not apply to any information disclosure by Party B to the principal/beneficiary of 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Plan.

Article 13 Notices

13.1 All the notices, correspondences, demands and documents sent by any party to the other party may be delivered by courier service, fax and hand delivery. If sent by fax, notices shall be served at the giving time; if delivered by hand delivery, notices shall be served at the time when the receiving party receives the notices; if delivered by courier service, the notices shall be served at the time when notices are delivered to the receiving party with the address given herein as its valid address.

13.2 If any party changes its notice or mailing address, it shall notify the other Parties in writing within three days following such change. Otherwise, the party failing to notify shall bear the related responsibility arising therefrom. The notices, correspondences, demands and documents given by the Parties to the respective addresses stated herein shall be deemed duly served when the conditions set forth herein are fulfilled.

Article 14 Modifications of Agreement

When any special circumstance occurs during the performance of this Agreement and any of Party A, Party B and Party C needs to modify this Agreement, the modifying party shall timely notify the other Parties in writing. With the consent of such other Parties, the Parties shall enter into a written modification agreement, which shall be made an integral part of this Agreement. In the absence of a written document executed by the Parties, none of the Parties shall have the right to modify this Agreement, failing which the modifying party shall be liable for all the losses thus caused to the other Parties.

Article 15 Dispute Resolution

15.1 This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

15.2 Any dispute as may arise during the performance of this Agreement shall be first resolved by the Parties by consultation. If consultation has failed to resolve such dispute, such dispute shall be submitted for a ruling to the people’s court in the place where Party B is domiciled.

Article 16 Force Majeure

16.1 If any party hereto is prevented from performing all or part of its obligations hereunder owing to any force majeure event, such performance shall be suspended during the duration when such performance is prevented by the event.

16.2 The party claiming that it is affected by the force majeure event shall, within the shortest possible time, notify the other party in writing of the occurrence of the event and within three days following such occurrence, provide the other party with the appropriate evidences about this event and its duration as well as the written materials explaining the reasons for its failure or delay in performing this Agreement. The party claiming that the force majeure event renders its performance of this Agreement objectively impossible or impractical shall be obliged to exercise all reasonable efforts to remove or alleviate the impact of such event.

16.3 When a force majeure event occurs, the Parties shall promptly decide by friendly consultation on the implementation of this Agreement. After the event or its impact is terminated or removed, the Parties shall immediately resume the performance of their respective obligations hereunder. Where the event and its impact cannot be terminated or removed and as a result thereof, any party hereto is incapable of continuing to perform this Agreement, then the Parties may negotiate to cancel this Agreement or temporarily delay the performance of this Agreement, and the party affected by force majeure is not held liable therefor. If force majeure occurs after a party delays the performance of this Agreement, such party shall not be exempted from its liability.

16.4 As used herein, “force majeure” means any event that is beyond the reasonable control of the affected party, unforeseeable, unavoidable and insurmountable and that occurs after the signing date of this Agreement and renders the performance by such party of all or part of this Agreement objectively impossible or impractical, including, but not limited to, natural disasters, such as flood, fire, drought, typhoon and earthquake, social events, such as war (whether or not declared), turmoil, strike, government act or legal provisions, etc.

Article 17 Interpretations of Agreement

If anything is not covered herein or the contents of any provision of this Agreement are ambiguous, the Parties may make reasonable interpretations of this Agreement in accordance with common sense on the basis of the principles and purpose of this Agreement, transaction habits and contents of related clauses. Such interpretations shall be binding, unless such interpretations are conflictive with laws or this Agreement.

Article 18 Supplements and Annexes

In case of anything not mentioned herein, related laws and regulations shall apply; where laws and regulations are silent, the Parties may enter into a written supplementary agreement.

Article 19 Effect of Agreement

19.1 This Agreement shall become effective as of the date when it is signed by the legal representatives (or their authorized representatives) of the Parties and affixed with their respective common seals or contract seals.

19.2 This Agreement is made in eight counterparts, with two ones retained by each of Party A, Party B and Party C and the remaining ones to be used for any possible purpose. All the counterparts shall have the same legal force.

19.3 All the annexes and supplements attached hereto shall form an integral part of this Agreement and have the same legal effect as this Agreement.

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Annex 1: Form of Articles of Association

(No text in this page, the signature page of 2011 Zhongcheng Trust Huainan Ninetowns Investment Trust Increase No.01 “Capital Increase Agreement”)

Party A: Huainan Ninetowns Suitable Estate Co., Ltd. (seal)

(Company Seal)[seal: Huainan Huacheng Estate Co., Ltd.]

Legal representative or authorized representative (signature): /s/ Wu Jianhui

Party B: Zhongcheng Trust Co., Ltd. (seal)

(Company Seal)[seal: Zhongcheng Trust Co., Ltd. ]

Legal representative or authorized representative (signature): /s/ Deng Hongguo

Party C: Beijing Ninetowns Ports Software and Technology Co., Ltd. (seal)

(Company Seal)[seal: Beijing Ninetowns Ports Software and Technology Co., Ltd.]

Legal representative or authorized representative (signature): /s/ Wang Shuang

Annex 1:

Articles of Association of Huainan Ninetowns Suitable Estate Co., Ltd.

Chapter 1 General Provisions

Article 1 In accordance with the Company Law of the People’s Republic of China (hereafter the “Company Law”) and related laws and regulations, Zhongcheng Trust Co., Ltd. and Beijing Ninetowns Ports Software and Technology Co., Ltd. jointly invest to set up Huainan Ninetowns Suitable Estate Co., Ltd. (hereafter the “Company”). These Articles of Association are hereby established.

Article 2 If the provisions of these Articles of Association are inconsistent with laws, regulations and rules, the latter shall prevail.

Chapter 2 Company Name and Domicile

Article 3 Company name: Huainan Ninetowns Suitable Estate Co., Ltd.

Article 4 Domicile: Room 212, 3F, Sanhe Trade Market, Shannan New District, Huainan City

Chapter 3 Business Scope of the Company

Article 5 Business scope of the Company: real estate development, real estate selling, real estate consulting, property management, house lease; network technology development, selling of self-developed products, software technology development, technical services, technical consulting (subject to approval by the industrial and commercial administration).

Chapter 4 Company’s Registered Capital, Shareholders’ Names, Method, Amount and Time of Capital Contribution

Article 6 Company’s registered capital: RMB100 million

Article 7 Shareholders’ names, method, amount and time of capital contributions (subscribed and actually made)

Shareholder’s name	Subscription (RMB10k)			Actual payment at time of establishment (RMB10k)			Payment by installment
	Amount of contribution	Time of contribution	Method of contribution	Amount of contribution	Time of contribution	Method of contribution	Amount of contribution	Time of contribution	Method of contribution
Zhongcheng Trust Co., Ltd.	9,000	**	Currency	9,000	**	Currency
Beijing Ninetowns Ports Software and Technology Co., Ltd.	1,000	**	Currency	1,000	**	Currency

Total	10,000	**	Currency	10,000	**	Currency

Chapter 5 Company’s Institution and its Formation Method, Functions & Powers and Rules of Procedure

Article 8 The board of shareholders is composed of all the shareholders and the authority of the Company. It exercises the following functions and powers:

(1)	Deciding on the Company’s business policy and investment plan;

(2)	Electing and replacing the directors and supervisors that are not representatives from employees and deciding on the remunerations of the directors and supervisors concerned;

(3)	Examining and approving the report of the Board of Directors;

(4)	Examining and approving supervisor’s report;

(5)	Examining and approving the Company’s annual plans for financial budget and final accounting;

(6)	Examining and approving the Company’s plans for profit distribution and making up losses;

(7)	Adopting a resolution on the Company increasing or decreasing its registered capital;

(8)	Adopting a resolution on the issuance of corporate bonds;

(9)	Adopting a resolution on the merger, division, dissolution, liquidation or change of form of organization of the Company;

(10)	Amending the Articles of Association.

Article 9 The first meeting of the board of shareholders shall be convened and presided over by the shareholder making the biggest capital contribution.

Article 10 Shareholders shall exercise their voting rights in proportion to their respective capital contributions at the meeting of the board of shareholders.

Article 11 The meeting of the board of shareholders is divided into regular meetings and interim meetings.

A meeting of the board of shareholders shall be notified to all the shareholders before 15 days prior to the convening of such meeting.

Regular meetings will be held regularly. An interim meeting shall be held upon a proposal made by the shareholder representing more than one tenth of voting rights or more than one third of the directors.

Article 12 The meeting of the board of shareholders shall be convened by the board of directors and presided over by the board chairman. If board chairman is unable to perform his duties for any special reason, over one half of directors may jointly elect one director to preside over the meeting.

Article 13 The resolutions on the amendment of the Articles of Association, increase or decrease of registered capital or on the Company’s merger, division, dissolution or change of form of organization at the meetings of the board of shareholders must be subject to the approval by the shareholder representing over two thirds of voting rights.

Article 14 The Company has its board of directors, which is composed of 5 members. The members are elected by the board of shareholders. The directors are nominated by the Company’s shareholders. Zhongcheng Trust Co., Ltd. has the right to nominate 3 directors and Beijing Ninetowns Ports Software and Technology Co., Ltd. has the right to nominate 2 directors. Their term of office is three years and upon expiry of term of office, they may serve consecutive terms if re-elected.

The board of directors has one board chairman, who is elected by the board of directors.

Article 15 The board of directors exercises the following functions and powers:

(1)	Convening and presiding over the meeting of the board of shareholders and reporting the work to the meeting of the board of shareholders;

(2)	Implementing the resolutions adopted at the meeting of the board of shareholders;

(3)	Drafting the Company’s business plan and investment plan;

(4)	Drafting the Company’s annual plans for financial budget and final accounting;

(5)	Drafting the Company’s plans for profit distribution and making up losses;

(6)	Drafting the Company’s plan on increasing or decreasing registered capital;

(7)	Deciding upon the Company’s major operation items like outside investment, outside borrowings, providing guarantee for outside party, asset restructuring, asset disposal, project sales pricing, etc;

(8)	Drafting the Company’s plan on merger, division, change of form of organization or dissolution;

(9)	Drafting the Company’s internal management setup;

(10)	Deciding upon the appointment or removal of the Company’s manager and his remunerations and based on manager’s nominee, deciding upon the appointment or removal of the Company’s deputy manager and person in charge of financial affairs and their remunerations;

(11)	Drafting the Company’s basic management rules, which are implemented upon approval by the board of shareholders.

Article 16 The meeting of the board of directors shall be convened and presided over by the board chairman. If the board chairman is unable to or does not perform his duties, over one half of the directors may jointly elect one director to convene and preside over the meeting. The meeting shall be notified to all the directors before ten days prior to the convening of the meeting.

Article 17 One vote per person is adopted for the voting about board resolution. The decisions made by the board of directors on the matters as mentioned in Article 15 of the Articles of Association shall be subject to the unanimous consent of all the directors and minutes of meeting shall be kept. The directors present at the meeting shall sign their names in the minutes of meeting.

Article 18 The Company has one manager, who is appointed or removed by the board of directors. The manager is responsible to the board of directors and exercises the following functions and powers:

(1)	Presiding over the Company’s operation and management work and organizing to implement board resolutions;

(2)	Organizing to implement the Company’s annual business plan and investment plan;

(3)	Drafting the plan on the Company’s internal management setup;

(4)	Drafting the Company’s basic management rules;

(5)	Working out the Company’s specific rules;

(6)	Proposing to appoint or remove the Company’s deputy manager;

(7)	Deciding to appoint or remove the management staff other than those who shall be appointed or removed by the board of directors;

(8)	Other functions and powers granted by the board of directors.

Article 19 The Company has one supervisor, who is elected by the board of shareholders. The supervisor is nominated by Beijing Ninetowns Ports Software and Technology Co., Ltd. The term of office is three years. Upon expiry of term of office, the supervisor may consecutive terms if re-elected.

Article 20 The supervisor exercises the following functions and powers:

(1)	Checking the financial affairs of the Company;

(2)	Supervising the duty performance of directors and officers and advising on the dismissal of the directors and officers that violate laws, administrative regulations, articles of association or resolutions of board of shareholders;

(3)	When the acts of directors and officers damage the Company’s interests, demanding them to rectify their acts;

(4)	Proposing to hold the interim meetings of the board of shareholders and when the board of directors does not perform its duty to convene and preside over the meeting of the board of shareholders, convening and presiding over the meeting of the board of shareholders;

(5)	Putting forth proposals to the meeting of the board of shareholders;

(6)	Bringing lawsuits against directors and officers in accordance with Article 152 of the Company Law.

Article 21 The Company has one chief financial officer, who is appointed by Zhongcheng Trust Co., Ltd. and whose term of office is three years.

Article 22 Chief financial officer exercises the following functions and powers:

(1) Be responsible for the Company’s fund utilization and financial supervision;

(2) Manage all the seals of the Company, including common seal, financial seal and contract seal, the use of which shall be subject to the signing by chief financial officer;

(3) Manage the important certificates and licenses of the Company, including business license, organization code certificate, tax registration certificate, account opening permit, etc, the originals and copies of which shall be subject to the signing by chief financial officer.

Chapter 6 Company’s Legal Representative

Article 23 Board Chairman is the legal representative of the Company, whose term of office is three years. Legal representative is elected by the board of directors and upon expiry of term of office, may serve consecutive terms if re-elected.

Chapter 7 Other Matters as the Meeting of the Board of Shareholders Deems Necessary

Article 24 The duration of the Company is 20 years, counted from the date when the business license is issued to the Company.

Article 25 Under any of the following circumstances, the Company’s liquidation group shall apply to the original company registration authority for deregistration within 30 days following the completion of the Company’s liquidation:

(1) The Company is declared bankrupt in accordance with law;

(2) The duration specified in the Articles of Association expires or the other reason for dissolution specified in the Articles of Association occurs, unless the Company continues to exist by amending the Articles of Association;

(3) The Board of Shareholders resolves to dissolve the Company;

(4) The Company has its business license revoked, is ordered to be closed down or is cancelled in accordance with law;

(5) The people’s court renders a ruling on the dissolution of the Company in accordance with law;

(6) Other circumstances of dissolution as specified by laws and administrative regulations.

Article 26 Upon completion of the Company’s liquidation, Zhongcheng Trust Co., Ltd. shall first draw RMB 60 million from the Company’s property after liquidation expenses, employee salaries, social insurance premiums, statutory compensations, tax arrears and the Company’s debts are paid up and the remaining property shall be distributed between the shareholders in proportion to their respective capital contributions to the registered capital.

Chapter 8 Supplementary Provisions

Article 27 The registration items of the Company are those approved by the company registration authority.

Article 28 These Articles of Association are made in duplicate and one copy is submitted to the company registration authority.

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Signatures of all shareholders & common seal:

Date: